Exhibit 99.1

Revlon Announces Completion of Credit Agreement Refinancing

NEW YORK--(BUSINESS WIRE)--March 11, 2010--Revlon, Inc. (NYSE: REV) ("Revlon"), today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC" and, together with Revlon, Inc., the "Company"), had consummated the previously-disclosed refinancing of its existing bank credit facilities.

The refinancing extends the maturity of RCPC's existing credit facilities, which were scheduled to mature in January 2012. With the new 5-year term loan facility (the "2010 Term Loan Facility"), the maturity of RCPC's existing term loan facility is extended from January 15, 2012 to March 11, 2015. Also, with the new asset-based, multi-currency revolving credit facility (the "2010 Revolving Credit Facility" and, together with the 2010 Term Loan Facility, the "2010 Credit Facilities"), the maturity of RCPC's existing 2006 revolving credit facility is extended from January 15, 2012 to March 11, 2014.

As part of this refinancing, RCPC's existing term loan facility, which had $815 million aggregate principal amount outstanding at December 31, 2009, was refinanced with a 5-year, $800 million term loan facility under an amended and restated term loan agreement dated as of March 11, 2010 (the "2010 Term Loan Agreement"), among RCPC, as borrower, the lenders party thereto, Citigroup Global Markets Inc. ("CGMI"), J.P. Morgan Securities Inc. ("JPM Securities"), Banc of America Securities LLC ("BAS") and Credit Suisse Securities (USA) LLC ("Credit Suisse"), as the joint lead arrangers, CGMI, JPM Securities, BAS, Credit Suisse and Natixis, New York Branch ("Natixis"), as joint bookrunners, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse and Natixis as co-documentation agents, and Citicorp USA, Inc. as administrative agent and collateral agent (“CUSA”).

The refinancing also included refinancing RCPC's 2006 revolving credit facility, which had nil outstanding borrowings at December 31, 2009, with the a 4-year, $140 million asset-based, multi-currency 2010 Revolving Credit Facility under an amended and restated revolving credit agreement dated as of March 11, 2010 (the "2010 Revolving Credit Agreement" and, together with the 2010 Term Loan Agreement, the "2010 Credit Agreements"), among RCPC, as borrower, the lenders party thereto, CGMI and Wells Fargo Capital Finance, LLC (“WFS”), as the joint lead arrangers, CGMI, WFS, BAS, JPM Securities and Credit Suisse, as joint bookrunners, and CUSA as administrative agent and collateral agent.

RCPC used the $786 million of proceeds from the 2010 Term Loan Facility, which was drawn in full on the March 11, 2010 closing date and issued to lenders at 98.25%, plus approximately $31 million of available cash and approximately $20 million drawn on the 2010 Revolving Credit Facility to refinance in full the approximately $815 million of outstanding indebtedness under its existing term loan facility, to pay approximately $7 million of accrued interest and to pay approximately $15 million of fees and expenses incurred in connection with consummating the 2010 Refinancing.

The 2010 Credit Facilities are guaranteed and secured by substantially the same respective collateral packages and guarantees that secured the facilities under RCPC's 2006 credit facilities, including being supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation’s domestic subsidiaries. RCPC's obligations under the 2010 Credit Facilities and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of RCPC and the guarantors, including: (i) mortgages on owned real property, including RCPC's facility in Oxford, North Carolina; (ii) the capital stock of RCPC and the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of RCPC's and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries; (iii) intellectual property and other intangible property of RCPC and the subsidiary guarantors; and (iv) inventory, accounts receivable, equipment, investment property and deposit accounts of RCPC and the subsidiary guarantors.

Under the 2010 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 4.00% per annum (provided that in no event shall the Eurodollar Rate be less than 2.00% per annum) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 3.00% per annum (provided that in no event shall the ABR be less than 3.00% per annum). Borrowings under the 2010 Revolving Credit Facility bear interest at a rate equal to, at Products Corporation’s option, either (i) the Eurodollar Rate plus 3.00% per annum or (ii) the Alternate Base Rate plus 2.00% per annum.

Further details regarding these refinancing transactions are available in the Current Report on Form 8-K which the Company filed with SEC on March 11, 2010.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer & Investor Relations